FOR IMMEDIATE RELEASE

August 8, 2006

Contact: Rosemarie Faccone

    or Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS SIX-MONTH EARNINGS

FREEHOLD, NJ, August 8, 2006........UMH Properties, Inc. (AMEX:UMH) reported net income of $3,358,000 or $0.34 a share for the six months ended June 30, 2006, as compared to $3,285,000 or $0.35 a share for the six months ended June 30, 2005.

A summary of significant financial information for the three months and six months ended June 30, 2006 and 2005 is as follows:

   For the Three Months Ended

	6/30/06	6/30/05

Total Revenues	$10,344,000	$9,317,000
Total Expenses	$9,169,000	$8,480,000
Net Income	$1,218,000	$828,000
Net Income per Share	$.12	$.09
FFO (1)	$2,033,000	$1,711,000
FFO per Share (1)	$.20	$.18
Weighted Average Shares Outstanding	10,063,000	9,406,000

        (continued on next page)

  For the Six Months Ended

	6/30/06	6/30/05

Total Revenues	$19,856,000	$17,860,000
Total Expenses	$16,557,000	$14,560,000
Net Income	$3,358,000	$3,285,000
Net Income per Share	$.34	$.35
FFO (1)	$4,982,000	$5,002,000
FFO per Share (1)	$.50	$.54
Weighted Average Shares Outstanding	9,979,000	9,306,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and six months ended June 30, 2006 and 2005 is calculated as follows:

	Three Months		Six Months
	6/30/06	6/30/05	6/30/06	6/30/05

Net Income	$1,218,000	$828,000	$3,358,000	$3,285,000
(Gain) Loss on Sales of Depreciable Assets	(43,000)	8,000	(59,000)	15,000
Depreciation Expense	858,000	875,000	1,683,000	1,702,000

FFO	$2,033,000	$1,711,000	$4,982,000	$5,002,000

The following are the cash flows provided (used) by operating, investing and financing activities for the six months ended June 30, 2006 and 2005:

	6/30/06	6/30/05

Operating Activities	$3,351,824	$2,712,523
Investing Activities	(2,763,962)	(7,125,403)
Financing Activities	(3,368,603)	1,600,183

Samuel A. Landy, President, stated, “In 2006, we recorded a loss on sales of securities available for sale of $105,000, as compared to a gain of $955,000 for 2005, a decrease of over $1,000,000.  This was primarily due to the write-down to the carrying value of securities which were considered other than temporarily impaired.  Manufactured home community occupancy for UMH is stable.  Our sales of manufactured homes into our communities have continued to generate large increases, growing at a rate of 56% over the prior year.  This has generated increased rental revenue and upgraded our communities.”

Mr. Landy further stated, “UMH is currently looking for investment opportunities.  In the first quarter, we purchased a 270-space community in Lebanon, Tennessee.  We are in the process of expansions at several of our communites.  UMH has substantial cash and borrowing power available should further opportunities arise.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

# # # # #

3